                                  EXHIBIT 99.2

Certain Information Discussed During October 3, 2003 Conference Call
--------------------------------------------------------------------


         I. Transcript of Prepared Remarks from Q4 Preliminary Results Conference Call on October 3, 2003

Michael Chamberlain, President and Chief Executive Officer:

Good morning! Thanks for joining us today. Before we get started, I need to say that:

The matters discussed during this conference call that are forward-looking statements are based on current management expectations that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Please refer to the discussion of the risks and uncertainties set out in the SCT earnings press release and the Company's filings with the Securities and Exchange Commission.

As the press release issued yesterday indicates, we had an excellent fourth quarter with:

         o License fee revenue of over $18 million which represents a growth of approximately 45%.

         o Profitability was better than expected as well, with EPS expected to exceed $.23.

         o Each of the other revenue categories are estimated to come in at the same level or slightly better than last quarter.

Before we open the call for questions, I'd like to mention a few other items of interest.

         o The really excellent license fee results were driven primarily by Banner and Luminis sales. PowerCampus sales were lower than planned and we did not close any new Matrix clients during the quarter.

         o We added 13 new name clients during the quarter including Brown University.

         o We are seeing a trend in Banner sales over the past several quarters toward larger schools and therefore larger average license fees.

         o  Our competitive win rates continue to be very satisfying.

On the organization front Brian Madocks joined the executive team as Sr. Vice President of Sales and is already making a significant contribution to our success. I should also say that Roy Zatcoff and Bob Moul left the company during the fourth quarter and we'll be implementing some organization changes later this month that will flatten the organization and improve our overall productivity.

         II. Excerpts of Certain Information Discussed During the Question and Answer Period of the Conference Call, not included in the Prepared Remarks:

         While we are disappointed that we have not achieved our original plan for the Matrix product, which is targeted at the upper end of the market, we still think it is an important addition to our three ERP offerings in the market place. We are happy with the functionality and quality of the product and the clients that we do have. We expect that it will get on track in the upcoming fiscal year and that it will play an increasingly important role in our future.

         We are very encouraged by our performance during the last two quarters in a tough market. We have a positive outlook for the coming year but we are not prepared to increase our estimates because we don't have enough evidence to indicate that we will continue at a 45% license fee growth rate. We see revenue growth at 10% and our cost actions have positioned us well even at a 10% revenue growth.

         We would expect backlog to increase in both services and maintenance as a result of the license fees attained in the fourth quarter. The cost profile is also slightly better than we had originally expected.